UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2019

ZOGENIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34962	20-5300780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5959 Horton Street, Suite 500, Emeryville, CA	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 550-8300

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ZGNX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On June 27, 2019, Zogenix, Inc. (the “Company”) announced that, based on its receipt of final minutes from the U.S. Food and Drug Administration (“FDA”) from the Type A meeting held on May 30, 2019, the Company intends to resubmit its New Drug Application (“NDA”) for FINTEPLA® (ZX008, fenfluramine) for the treatment of seizures associated with Dravet syndrome in the third quarter of this year.

The Type A meeting was conducted to review the two issues identified in the Refusal to File (“RTF”) letter issued by the FDA on April 5, 2019: first, certain non-clinical studies were not submitted to allow assessment of the chronic administration of fenfluramine; and, second, the application contained an incorrect version of a clinical dataset. Based on the final meeting minutes received, the FDA has agreed with the Company’s plan to resubmit the NDA for FINTEPLA without the inclusion of the new chronic toxicity studies requested in the RTF letter. With regards to the second issue, the Company conducted and discussed with the FDA a root cause analysis identifying the issue with the incorrect clinical dataset submitted in the original NDA, and the FDA has requested that the Company include certain findings from analysis in the resubmitted NDA.

Separately, the FDA has rescinded Breakthrough Therapy Designation for FINTEPLA for the treatment of seizures associated with Dravet syndrome because there are now two approved therapies for the disease and, therefore, the administrative criteria for designation are no longer met. While the results from the FINTEPLA clinical program demonstrated that patients on FINTEPLA added to a stiripentol-based regimen (stiripentol is one of the recently approved treatments) experienced a 54.7% greater reduction in mean monthly seizure frequency when taking FINTEPLA compared to placebo (p<0.001), no such comparisons were possible with cannabidiol (the second recently approved drug) since it was an excluded treatment in the FINTEPLA pivotal trials. The Company does not expect the rescission of Breakthrough Therapy Designation to limit the potential for receiving priority review status for the Company’s resubmitted NDA.

Forward Looking Statements

The Company cautions you that statements included in this report that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed,” and similar expressions are intended to identify forward-looking statements. These statements include the potential timing of the resubmission of the NDA for FINTEPLA and whether the Company has adequately addressed the issues in the RTF letter to allow FDA acceptance of the resubmission; and the Company’s expectations that the rescission of Breakthrough Therapy Designation will not limit the potential for receiving priority review status of the FINTEPLA NDA. These statements are based on the Company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the FDA may refuse to accept the NDA following our planned resubmission, and the FDA may conclude that the existing safety and efficacy data is not sufficient to allow substantive NDA review and/or approval, or that an NDA submission that excludes the chronic toxicity study data identified in the RTF letter is not sufficient to allow substantive NDA review and/or approval; the FDA may not agree with the Company’s interpretation of the results of the clinical trials of FINTEPLA; later developments with the FDA that may be inconsistent with feedback received at the Type A meeting; additional data from the Company’s ongoing studies may contradict or undermine the data submitted in the NDA for FINTEPLA; the FDA may not grant priority review status for the Company’s resubmitted NDA; the uncertainties associated with the clinical development and regulatory approval of product candidates such as FINTEPLA; unexpected adverse side effects or inadequate therapeutic efficacy of FINTEPLA that could limit approval and/or commercialization, or that could result in recalls or product liability claims; and other risks described in the Company’s public periodic filings with the U.S. Securities & Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOGENIX, INC.

Date: June 27, 2019	By:	/s/ Michael P. Smith
	Name:	Michael P. Smith
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary